EXHIBIT 1.A.(5)(e)

                 ASSET REBALANCING PROGRAM ENDORSEMENT (PES104)


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                           PFL LIFE INSURANCE COMPANY
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                                   ENDORSEMENT

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The following provision is added to this Policy, effective as of the date We receive Your written request to participate in the Asset Rebalancing Program.

ASSET             The Owner may instruct Us to automatically transfer Cash
REBALANCING       Values among the Subaccounts for purposes of maintaining a
PROGRAM           particular percentage allocation among the Subaccounts.

                  The Cash Value allocated to each Subaccount will grow or decline in value at different rates. The Asset Rebalancing Program automatically reallocates the Cash Value in the Subaccounts at the end of each period to pro-rata match the Owner's current Subaccount allocation schedule.

                  1. We must receive written election of this option on a form provided by Us;
                  2. Asset Rebalancing is only available prior to the Maturity
                     Date;
                  3. Cash Values in the Fixed Account are not eligible for Asset
                     Rebalancing.

                  The Owner may elect for rebalancing to occur on each quarter, semi-annual or annual Anniversary. Following receipt of written request, the initial rebalancing will occur on the next such Anniversary, and will occur in accordance with the current Premium allocation.

                  Asset Rebalancing is not available and will terminate if:

                  1. Dollar Cost Averaging is elected;
                  2. The Owner participates in any asset allocation service
                     provided by a third party;
                  3. We receive a request to discontinue participation; or
                  4. A transfer is made to, or from, any Subaccount other than under a scheduled rebalancing.

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                  Each reallocation which occurs under Asset Rebalancing will be counted towards the number of transfers allowed without charge.

                  We reserve the right to limit re-entry into the Asset Rebalancing Program following termination to once per Policy Year.

We reserve the right to discontinue, modify or suspend the Asset Rebalancing Program at any time, following proper written notification to all policyholders.

Signed for Us at Our Office in Cedar Rapids, Iowa.

         /s/ CRAIG D. VERMIE                       /s/ WILLIAM L. BUSLER
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                 Secretary                                 President